EXHIBIT 10.1

SHAREHOLDER AGREEMENT

SHAREHOLDER AGREEMENT (the “Agreement”), dated as of December 8, 2004, by and between _______________________________, a shareholder (“Shareholder”) of Northeast Pennsylvania Financial Corp. (the “Company”), a Delaware corporation, and KNBT Bancorp, Inc. (“Parent”), a Pennsylvania corporation.  All capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

WHEREAS, Parent and the Company are simultaneously entering into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended from time to time pursuant to its terms, the “Merger Agreement”), pursuant to which the Company will merge with and into Parent on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, each outstanding share of Company Common Stock will be converted into the right to receive the Per Share Stock Consideration or the Per Share Cash Consideration, subject to the terms, limitations and conditions of the Merger Agreement; and

WHEREAS, Shareholder owns the shares of Company Common Stock identified on Annex I hereto (such shares, together with all shares of Company Common Stock subsequently acquired by Shareholder during the term of this Agreement, being referred to as the “Shares”); and

WHEREAS, in order to induce Parent to enter into the Merger Agreement, Shareholder, solely in such Shareholder’s capacity as a shareholder of the Company and not in any other capacity, has agreed to enter into and perform this Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.  Agreement to Vote Shares.  Shareholder agrees that at any meeting of the shareholders of the Company, or in connection with any written consent of the shareholders of the Company at which a proposal of the type set forth in clause (ii) below is presented for consideration by the shareholders of the Company, Shareholder shall:

(i)            appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(ii)           vote (or cause to be voted), in person or by proxy, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (x) in favor of adoption and approval of the Merger Agreement and the Merger; (y) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of Shareholder contained in this Agreement; and (z) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or this Agreement.

2.  No Transfers.  After the date hereof and prior to the special meeting of the Company shareholders held to consider and vote upon approval of the Merger Agreement, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares if such sale, transfer, pledge, assignment or disposition could occur prior to such meeting, except the following transfers shall be permitted: (i) transfers by will or operation of law, in which case this Agreement shall bind the transferee, subject to applicable law, (ii) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing to be bound by the terms of this Agreement, (iii) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement, (iv) transfers to any other shareholder of the Company who has executed a copy of this Agreement on the date hereof with respect to some or all of the Shares held by such shareholder,  (v)   transfers or dispositions to the Company for the surrender or delivery of Shares for the payment of the exercise price of outstanding stock options, the payment or withholding of applicable taxes in connection with the exercise of outstanding stock options or any other surrender or deemed surrender of Shares in connection with the exercise of outstanding stock options to purchase shares of Company Common Stock and (vi) such transfers as Parent may otherwise permit in its sole discretion.  Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

3.  Representations and Warranties of Shareholder.  Shareholder represents and warrants to and agrees with Parent as follows:

A.  Capacity.  Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

B.  Binding Agreement.  This Agreement constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

C.  Non-Contravention.  The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated  hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

D.  Ownership of Shares.  Shareholder has good title to all of the Shares as of the date hereof, and, except as set forth on Annex I hereto, the Shares are so owned free and clear of any liens, security interests, charges or other encumbrances.

4.  Specific Performance and Remedies.  Shareholder acknowledges that it will be impossible to measure in money the damage to Parent if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Parent will not have an adequate remedy at law or in equity.  Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Parent has an adequate remedy at law.  Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Parent’s seeking or obtaining such equitable relief.  In addition, after discussing the matter with Shareholder, Parent shall have the right to inform any third party that Parent reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Parent hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with Parent set forth in this Agreement may give rise to claims by Parent against such third party.

5.  Term of Agreement; Termination.

A.  The term of this Agreement shall commence on the date hereof.

B.  This Agreement shall terminate at the Effective Time of the Merger or the earlier of (i) at any time prior to consummation of the Merger by the written consent of the parties hereto and (ii) termination of the Merger Agreement in accordance with its terms.  Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

6.  Entire Agreement.  This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof.  This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto.  No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.  No party hereto may assign any rights or obligations hereunder to any other person, except as required by Section 2 or upon the prior written consent of each other party.  Nothing in this Agreement, expressed or implied, is intended to or shall confer upon any other person or entity, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

7.  Notices.  Notices may be provided to Parent and Shareholder in the manner specified in the Merger Agreement, with all notices to Shareholder being provided to him or her at the address set forth in Annex I hereto.

8.  Miscellaneous.

A.  Severability.  If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

B.  Capacity.  The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of the Company, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of the Company or in any other fiduciary capacity.  Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his or her fiduciary duties as a director of the Company.

C.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

D.  Headings.  All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

E.  Choice of Law.  This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the Commonwealth of Pennsylvania, without reference to its conflicts of law principles.

                IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

KNBT BANCORP, INC.

By:
Name: SCOTT V. FAINOR
Title: President and Chief Executive Officer

SHAREHOLDER:

(Signature)

ANNEX I

SHAREHOLDER AGREEMENT

Name and Address of Shareholder	Shares of Company Common Stock Beneficially Owned (exclusive of unexercised stock options)	Options on Company Common Stock